                                                                    EXHIBIT 23.5

                                 [LETTERHEAD]

August 25, 1998

We hereby consent to the use in this Registration Statement on Form S-4 of our letter to the Board of Directors of LIFE Financial Corporation included as Annex IV to the Prospectus/Proxy Statement forming a part of this Registration Statement on Form S-4 and to all references to our firm in such Prospectus/Proxy Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.






KEEFE, BRUYETTE & WOODS, INC.


By:  /s/ Joseph J. Spalluto
   --------------------------
Name: Joseph J. Spalluto
Title: Senior Vice President